EXHIBIT 10.88

SECOND AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN

STAR SCIENTIFIC, INC. AND

PAUL L. PERITO

This Amendment (“Amendment”) to that certain Third Amended and Restated Executive Employment Agreement between Star Scientific, Inc., a Delaware corporation (the “Company”) and Paul L. Perito (“Executive”) dated as of March 14, 2011 (the “Executive Employment Agreement”) is made as of this 26th day of December, 2013, by and among the Company and the Executive. Except as set forth in this Amendment, capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Executive Employment Agreement.

WITNESSETH

WHEREAS, the Company and the Executive in December 2012 amended the terms of the Executive Employment Agreement to reflect the agreement to continue Executive’s employment on a month-to-month basis; and

WHEREAS, the Company and Executive wish to further amend the terms of the Executive Employment Agreement to reflect that Executive will be resigning as the Company’s President and COO and will be continuing to be employed by the Company as its Vice President and Senior Counsel, Legal and Regulatory Affairs.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company (collectively the “Parties”) hereby agree as of the completion of the Company’s Annual Meeting on December 27, 2013 (the “Amendment Date”) to the following:

1.      Amendments to the Employment Agreement. Effective as of the Amendment Date, the Executive Employment Agreement is hereby amended in its entirety as follows:

(A)	Recitals. Section “B” of the recitals is amended to read as follows:

B. Executive is the Vice President and Senior Counsel, Legal and Regulatory Affairs.

(B)	Section 1.1. Section 1.1 of the Agreement is amended to read as follows:

1.1	Position – The Company hereby employees Executive, and Executive hereby accepts employment with the Company as Senior Vice President for Legal and Regulatory Affairs.

(C)	Section 1.2. Section 1.2 of the Agreement is amended to read as follows:

1.2	Duties. Executive agrees to devote his best efforts, and shall have primary responsibility within the Company, to oversee and manage (i) the legal affairs of the Company relating to all current and any future litigation or regulatory compliance matters, and (ii) such other duties, including assisting in the Company’s ongoing transition to focus more on pharmaceutical drug development efforts, consistent with the foregoing, assigned to him by the Company’s CEO, President or Board of Directors. Executive shall perform his duties in a trustworthy, businesslike and loyal manner.

(D)	Section 1.4. Section 1.4 of the Agreement is amended to read as follows:

1.4	Reporting. Executive shall report to the CEO and/or President.

2	No Other Amendment. Except as expressly set forth in this Amendment, the Executive Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3	Acknowledgement. The Executive acknowledges and agrees that the Executive has carefully read this Amendment in its entirety fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on the Executive and the Company.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

STAR SCIENTIFIC, INC. /s/Jonnie R. Williams, Sr. By: Jonnie R. Williams, Sr. Title: Chief Executive Officer PAUL L. PERITO /s/ Paul L. Perito

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